EXHIBIT 23.1

PRITCHETT, SILER & HARDY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION
515 SOUTH 400 EAST, SUITE 100
SALT LAKE CITY, UTAH  84111
_______________

 PHONE (801) 328-2727     FAX (801) 328-1123

August 12, 2014

The Board of Directors
Starpoint General Corporation:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 1, 2014, with respect to the financial statements as of December 31, 2013 and the related statements of operations, stockholders’ equity and cash flows for the period from inception on June 28, 2013 through December 31, 2013 of Starpoint General Corporation to be included in the Registration Statement on Form S-1/A of Starpoint General Corporation. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Pritchett, Siler & Hardy, PC
Pritchett, Siler & Hardy, P.C.